                                                                    Exhibit 99.6

                                 WHX CORPORATION

                       [__________] SHARES OF COMMON STOCK
                  ISSUABLE UPON EXERCISE OF SUBSCRIPTION RIGHTS

 THE SUBSCRIPTION RIGHTS ARE EXERCISABLE UNTIL 5:00 P.M. NEW YORK CITY TIME ON
                   [_______] [__], 2007, SUBJECT TO EXTENSION.

To Our Clients:

      We are sending this letter to you because we hold shares of WHX
CORPORATION (the "Company") common stock, par value $0.01 per share (the "Common
Stock") for you. The Company has commenced a rights offering of up to an aggregate of [_________] shares of its Common Stock at a subscription price of
$[___] per share of Common Stock (the "Subscription Price"), for up to an
aggregate purchase price of $200 million, pursuant to the exercise of non-transferable subscription rights (the "Subscription Rights") distributed to all holders of record of shares of the Common Stock as of [_______] [__], 2007.
The Subscription Rights are described in the Company's prospectus, dated
[______] [__], 2007 (the "Prospectus"), and evidenced by a rights certificate
(the "Subscription Certificate") registered in your name or in the name of your nominee.

      The Company has distributed one Subscription Right for each share of
Common Stock outstanding on [_______] [__], 2007. Each Subscription Right entitles the holder to purchase [_] shares of Common Stock at the Subscription
Price (the "Basic Subscription Right"). Subject to the allocation described below, each Subscription Right also grants the holder an oversubscription right to purchase additional shares of Common Stock that are not purchased by other rights holders pursuant to their Basic Subscription Rights (the
"Oversubscription Right"). Holders are entitled to exercise their
Oversubscription Right only if they exercise their Basic Subscription Right in full.

      If you wish to exercise your Oversubscription Right, you should indicate the number of additional shares that you would like to purchase in the space provided on the enclosed Beneficial Owner Election Form. When you send in that form, you must also send the full purchase price for the number of additional shares that you have requested to purchase (in addition to the payment due for shares purchased through your Basic Subscription Right). If an insufficient number of shares is available to fully satisfy all Oversubscription Right requests, the available shares will be distributed proportionately among holders who exercise their Oversubscription Right based on the number of shares each holder subscribed for under the Basic Subscription Right, subject to the maximum number of shares for which holders can oversubscribe without endangering the availability of the Company's net operating loss carry forwards ("NOLs") under
Section 382 of the Internal Revenue Code. In the event holders seeking to oversubscribe would endanger the availability of our NOLs, those holders seeking to oversubscribe will generally be proportionately reduced. However, to maximize the proceeds of the offering or to avoid endangering the availability of the
Company's NOLs, Steel Partners may voluntarily agree to reduce its participation, which reduction may not be made proportionately. In addition, the
Company may refuse any subscription, in its sole and absolute discretion, which would result in the subscriber owning 5% or more of the Common Stock, to avoid endangering the availability of the Company's NOLs. The subscription agent will return any excess payments by mail without interest or deduction promptly after the expiration of the subscription period. See "The Rights
Offering--Subscription Rights--Oversubscription Rights" in the Prospectus.

      We are (or our nominee is) the holder of record of Common Stock held by us for your account. We can exercise your Subscription Rights only if you instruct us to do so.

      We request instructions as to whether you wish to have us exercise the
Subscription Rights relating to the Common Stock we hold on your behalf, upon the terms and conditions set forth in the Prospectus.

      We have enclosed your copy of the following documents:

      1.    Letter to Shareholders from the Company;

      2.    Prospectus;

      3.    Instructions for Use of WHX Subscription Certificate (including
            Substitute Form W-9); and

      4.    Beneficial Owner Election Form.

      The Subscription Rights will expire if not exercised by 5:00 p.m., New
York City time, on [_______] [__], 2007, subject to extension or earlier termination (the "Expiration Date"). Any Subscription Rights not exercised prior to the Expiration Date will expire and will have no value. Any subscription for shares of Common Stock in the rights offering made hereby is irrevocable.

      The materials enclosed are being forwarded to you as the beneficial owner of Common Stock carried by us in your account but not registered in your name.
Exercises of Subscription Rights may be made only by us as the record owner and pursuant to your instructions. Accordingly, we request instructions as to whether you wish us to elect to subscribe for any shares of Common Stock to which you are entitled pursuant to the terms and subject to the conditions set forth in the Prospectus. However, we urge you to read the Prospectus and other enclosed materials carefully before instructing us to exercise your Subscription
Rights.

      Your instructions to us should be forwarded as promptly as possible in order to permit us to exercise Subscription Rights on your behalf in accordance with the provisions of the rights offering.

      If you wish to have us, on your behalf, exercise the Subscription Rights for any shares of Common Stock to which you are entitled, please so instruct us by completing, executing and returning to us the "Beneficial Owner Election
Form" included herewith.

      If you have any questions concerning the rights offering, shareholders may contact the information agent, MacKenzie Partners, Inc., 105 Madison Avenue, New
York, NY 10016, by telephone at (212) 929-5500 (call collect) or (800) 322-2885
(toll-free) or by email at proxy@mackenziepartners.com.